Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-232490

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	$250,000,000	$30,430.12(1)

(1)

Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price and Rule 457(r) under the Securities Act. Previously, the registrant filed a prospectus supplement, dated August 19, 2019 to a prospectus, dated July 1, 2019, constituting part of its Registration Statement on Form S-3 (File No. 333-232490) and paid a registration fee relating to the offer and sale of shares of its Common Stock, $0.01 par value per share (the “Common Stock”) with a proposed maximum aggregate offering price of $200,000,000 under its current “at-the-market” program (the “2019 ATM Program”). The registrant sold Common Stock with an aggregate offering price of $184,438,552.32, with the result that Common Stock with an aggregate offering price of $15,561,447.68 remain available for sale. The 2019 ATM Program is being terminated concurrently with the filing of this prospectus supplement. The registration fee paid in connection with the unsold shares under the 2019 ATM Sales Agreement is being applied to the “at-the-market” program that is being established pursuant to this prospectus supplement. Accordingly, the registrant is registering the offer and sale of Common Stock with an aggregate offering price of $234,438,552.32.

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 1, 2019)

$250,000,000

Essential Properties Realty Trust, Inc.

Common Stock

We have entered into an ATM Equity OfferingSM Sales Agreement, or the sales agreement, with BofA Securities, Inc., Barclays Capital Inc., Capital One Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Mizuho Securities USA LLC, Stifel, Nicolaus & Company, Incorporated and SunTrust Robinson Humphrey, Inc., or the agents, relating to the offering of shares of our common stock, $0.01 par value per share, having an aggregate gross sales price of up to $250,000,000. As of the date of this prospectus supplement, we have sold shares of our common stock with an aggregate gross sales price of approximately $184.4 million under an ATM Equity OfferingSM Sales Agreement, dated as of August 19, 2019, relating to the offering of shares of our common stock having an aggregate gross sales price of up to $200,000,000, or the prior sales agreement. In connection with entering the sales agreement, we are terminating the prior sales agreement.

In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock offered hereby from time to time through the agents as our sales agents. Sales of shares of our common stock, if any, will be made in negotiated transactions, including block trades, or transactions that are deemed to be “at the market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, by means of ordinary brokers’ transactions at market prices prevailing at the time of sale, including sales made directly on the New York Stock Exchange, sales made to or through a market maker and sales made through other securities exchanges or electronic communications networks.

Our common stock is listed on the New York Stock Exchange under the trading symbol “EPRT.” The last reported sale price of our common stock on the New York Stock Exchange on June 16, 2020 was $18.11 per share.

We elected to qualify as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ended December 31, 2018. To assist us in maintaining our qualification as a REIT for U.S. federal income tax purposes, and other reasons, subject to certain exceptions, no person may own more than 9.8%, in value or in number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% in value of the aggregate of the outstanding shares of our capital stock. You should read the information under the section entitled “Restrictions on Ownership and Transfer” in the accompanying prospectus, subject to the increase in each of the aggregate stock ownership limit and the common stock ownership limit from 7.5% to 9.8%, for a description of these and other restrictions on ownership and transfer of our stock.

No agent is required to sell any specific number or dollar amount of shares of our common stock, but each agent has agreed to use its commercially reasonable efforts, consistent with its normal trading and sales practices and applicable law and regulations, as our sales agent, and subject to the terms and conditions of the sales agreement, to sell shares of our common stock on our behalf, on mutually agreed terms between the agent and us. Shares of our common stock offered and sold through the agents, as our sales agents, pursuant to this prospectus supplement and the accompanying prospectus, will be offered and sold through only one agent on any given day.

Each agent will receive from us a commission that will not exceed, but may be lower than, 2.0% of the gross sales price of all shares of our common stock sold through it as sales agent under the sales agreement.

Under the terms of the sales agreement, we may also sell shares of our common stock to one or more of the agents as principal, at a price per share to be agreed upon at the time of sale. If we sell shares of our common stock to one or more of the agents as principal, we will enter into a separate terms agreement with such agent or agents, as the case may be, and we will describe the terms of the offering of those shares of our common stock in a separate prospectus supplement. In any such sale to an agent as principal, we may agree to pay the applicable agent an underwriting discount or commission that may exceed 2.0% of the gross sales price per share sold to such agent, as principal. In connection with the sale of shares of our common stock on our behalf, each agent may, and in connection with sales of shares of our common stock purchased by an agent as principal will, be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to the agent may, or will, as applicable, be deemed to be underwriting commissions.

Investing in our common stock involves risks. See the information under the caption “Risk Factors” on page S-5 of this prospectus supplement, in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein, for factors you should consider before investing in our common stock.

Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

BofA Securities	Barclays	Capital One Securities	Citigroup

Goldman Sachs & Co. LLC	Mizuho Securities	Stifel	SunTrust Robinson Humphrey

The date of this prospectus supplement is June 17, 2020

Neither we nor any of the agents have authorized any person to give you any information or to make any representations in connection with the offering to which this prospectus supplement and the accompanying prospectus relate other than those contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus prepared by us. If given or made, any such information or representations must not be relied upon as having been so authorized. We are not, and the agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by us and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates of such documents or as of the date or dates which are specified therein. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

Essential Properties Realty Trust, Inc. and the Essential Properties Realty Trust REIT are not affiliated with or sponsored by Griffin Capital Essential Asset Operating Partnership, L.P. or the Griffin Capital Essential Asset REIT.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or the documents incorporated by reference prior to the date hereof, on the other hand, you should rely on the information in this prospectus supplement. In addition, information that we file with the SEC after the date of this prospectus supplement and that is incorporated by reference in this prospectus supplement and the accompanying prospectus may add, update or change information contained in this prospectus supplement, the accompanying prospectus or previously incorporated documents. Any information in such subsequent filings that is inconsistent with this prospectus supplement, the accompanying prospectus or a previously incorporated document will supersede the earlier information.

This prospectus supplement does not contain all of the information that is important to you. You should read this prospectus supplement together with the accompanying prospectus, all free writing prospectuses, if any, that we have authorized for use in connection with this offering and all documents incorporated by reference. References to documents or information incorporated by reference in this prospectus supplement or the accompanying prospectus include documents or information deemed to be incorporated by reference herein or therein. The documents incorporated by reference in this prospectus supplement are identified under the caption “Incorporation of Certain Documents by Reference” in this prospectus supplement.

Unless the context otherwise requires, the following terms and phrases are used throughout this prospectus supplement as described below:

•

“CPI” means the consumer price index for all urban consumers (CPI-U): U.S. city average, all items, which is a measure of the average change over time in the prices paid by urban consumers for a market basket of consumer goods and services;

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

•	“operating partnership” means Essential Properties, L.P., a Delaware limited partnership, through which we hold substantially all of our assets and conduct our operations;

•	“Securities Act” means the Securities Act of 1933, as amended; and

•	“we,” “our,” “us” and “our company” mean Essential Properties Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including our operating partnership.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. In particular, statements pertaining to our business and growth strategies, investment, financing and leasing activities and trends in our business, including trends in the market for long-term, net leases of freestanding, single-tenant properties, contain forward-looking statements. When used in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately,” “plan,” and variations of such words, and similar words or phrases, that are predictions of future events or trends and that do not relate solely to historical matters, are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management.

Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements; accordingly, you should not rely on forward-looking statements as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise, and may not be realized. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	general business and economic conditions;

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ongoing adverse effects of the COVID-19 pandemic on us and our tenants, including the ability of our tenants to pay rent to us in accordance with their lease agreements and deferral agreements and our ability to access debt and equity capital on reasonable terms;

•	volatility and uncertainty in the credit markets and broader financial markets, including potential fluctuations in the CPI;

•

risks inherent in the real estate business, including tenant defaults or bankruptcies, illiquidity of real estate investments, fluctuations in real estate values and the general economic climate in local markets, competition for tenants in such markets, potential liability relating to environmental matters and potential damages from natural disasters;

•	the performance and financial condition of our tenants;

•	the availability of suitable properties to invest in and our ability to invest in and lease those properties on favorable terms;

•	our ability to renew leases, lease vacant space or re-lease space as existing leases expire or are terminated;

•	the degree and nature of our competition;

•	our failure to generate sufficient cash flows to service our outstanding indebtedness;

•	our ability to access debt and equity capital on attractive terms;

•	fluctuating interest rates;

•	availability of qualified personnel and our ability to retain our key management personnel;

•	changes in, or the failure or inability to comply with, applicable law or regulation;

•	our failure to maintain our qualification for taxation as a REIT;

•	changes in the United States (“U.S.”) tax law and other U.S. laws, whether or not specific to REITs; and

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additional factors, including, but not limited to, those referred to under the caption “Risk Factors” on page S-5 of this prospectus supplement, in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of the document in which they are contained. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by law.

Because we operate in a highly competitive and rapidly changing environment, new risks emerge from time to time, and it is not possible for management to predict all such risks, nor can management assess the impact of all such risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

ESSENTIAL PROPERTIES REALTY TRUST, INC.

Our Company

We are an internally managed real estate company that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to middle-market companies operating service-oriented or experience-based businesses. We generally acquire and lease freestanding, single-tenant commercial real estate facilities where a tenant services its customers and conducts activities that are essential to the generation of the tenant’s sales and profits.

Substantially all of our business is conducted through our operating partnership. The general partner of our operating partnership, one of our wholly-owned subsidiaries, is the sole general partner and owns an approximately 1.0% interest in our operating partnership. We own an approximately 98.4% interest in our operating partnership with members of our management team and certain other investors owning the remaining 0.6%.

Our outstanding common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “EPRT.”

Our Tax Status

We elected to qualify as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2018. We believe that our organization and operations allowed us to qualify as a REIT for federal income tax purposes commencing with such taxable year, and we intend to continue operating in such a manner. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains. See “Federal Income Tax Considerations” in the accompanying prospectus.

Corporate Information

Our principal executive offices are located at 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540. Our main telephone number is (609) 436-0619. Our internet website is http://www.essentialproperties.com. The content of our website and any information that is linked to or accessible from our website (other than our filings with the SEC that are incorporated by reference, as set forth under “Incorporation of Certain Documents by Reference”) is not incorporated by reference into this prospectus supplement, and you should not consider it a part of this prospectus supplement, the accompanying prospectus or the registration statement of which they are a part.

RISK FACTORS

Investing in shares of our common stock involves risks. Before you invest in shares of our common stock, you should carefully consider the risk factors described below, as well as the risk factors described in our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q, which are incorporated herein by reference. You should also carefully consider all of the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of the risks discussed or incorporated by reference in this prospectus supplement or the accompanying prospectus were to occur, our business, financial condition, liquidity, results of operations and prospects, and our ability to service our debt and make distributions to our stockholders could be materially and adversely affected, the market price of shares of our common stock could decline significantly and you could lose all or part of your investment in our shares of common stock.

There may be future dilution of our common stock as a result of this offering and additional issuances of our securities, which could adversely impact our stock price.

The issuance of shares of common stock from time to time pursuant to the sales agreement or otherwise may have a dilutive effect on our earnings per share. The actual amount of dilution, if any, will be based on numerous factors, particularly the actual number of shares issued pursuant to the sales agreement or in other transactions, the use of the net proceeds and the return generated by any investments acquired with the net proceeds, and cannot be determined at this time.

Our board of directors is authorized under our charter to, among other things, authorize the issuance of additional shares of our common stock or the issuance of shares of preferred stock or additional securities convertible into or exchangeable for common stock without stockholder approval. Because our decision to issue additional equity or convertible or exchangeable securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future issuances. Additionally, any convertible or exchangeable securities that we issue may have rights, preferences and privileges more favorable than those of our common stock. Also, we cannot predict the effect, if any, of future sales of our common stock, or the availability of shares for future sales, on the market price of our common stock. Sales of substantial amounts of common stock or the perception that such sales could occur may adversely affect the prevailing market price for our common stock.

Affiliates of the agents may receive benefits in connection with this offering.

As of the date of this prospectus supplement, affiliates of certain of the agents in this offering are lenders and, in certain cases, agents, under our credit facility and term loans. To the extent that we use a portion of the net proceeds from this offering to repay the outstanding balance under our credit facility and/or term loans, such affiliates of the applicable agents will receive their proportionate share of any amount that is repaid with the net proceeds from this offering. These transactions create potential conflicts of interest because the agents have an interest in the successful completion of this offering beyond the sales commissions they will receive. These interests may influence the decision regarding the terms and circumstances under which the offering is completed.

The COVID-19 pandemic is materially and adversely impacting our business. Due to this pandemic, a large number of our properties are closed or operating in a reduced capacity, which has adversely affected our tenants and caused us to defer a significant amount of rent. Additionally, the pandemic has severely disrupted the capital markets, and access to equity and debt capital has generally become more expensive and more difficult to obtain. An intensification of the COVID-19 pandemic or its persistence for a prolonged period of time, a recession or an extended period of reduced economic activity, or a secular change in consumer behavior that reduces patronage of service-based and/or experience-based businesses, would increase the pandemic’s adverse impact on our business and could affect our financial condition, liquidity, results of operations, prospects, access to and costs of capital, and our ability to service our debt and pay dividends.

Since being reported in December 2019, COVID-19 has spread globally, including to every state in the United States. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic, and on March 13, 2020, the United States declared a national emergency with respect to COVID-19. The impact of the pandemic has been rapidly evolving, and certain states and cities, including many of those where we own properties, have instituted quarantines, restrictions on travel, “shelter in place” rules, school closures and/or restrictions on the types of businesses that may continue to operate. These actions and the resulting decline in economic activity and consumer confidence have severely impaired the ability of many of our tenants to operate their businesses and meet their obligations to us, including rental payment obligations. It is unclear how long these restrictions will remain in place.

As of March 31, 2020, approximately 81.0% of our annualized base rent was attributable to tenants operating service-based businesses (such as quick service restaurants, convenience stores, early childhood educational facilities, medical/dental facilities, casual dining restaurants and family dining restaurants) and 13.4% of such ABR was attributable to tenants operating experience-based businesses (such as health and fitness facilities, entertainment outlets and movie theatres). These types of businesses have been severely affected by the COVID-19 pandemic, principally due to store closures or limitations on operations (which may be government-mandated or voluntary) and reduced economic activity. As of May 28, 2020, we estimate that properties operated by tenants contributing approximately 39% of our annualized base rent as of March 31, 2020 were closed or operating in a reduced capacity.

Many of our tenants have requested rent deferrals due to the pandemic. As of June 1, 2020, we have granted deferrals with respect to approximately $16.2 million of rent, which represents approximately 10% of our annualized base rent as of March 31, 2020. These rent deferrals were negotiated on a tenant-by-tenant basis, and the average deferral period is 3.6 months, beginning April 1, 2020, with the average payback period being 12.6 months. It is possible that the existing deterioration, or further deterioration, in our tenants’ ability to operate their businesses, or delays in the supply of products or services to our tenants from vendors that they need to operate their businesses, caused by the COVID-19 pandemic or otherwise, will cause our tenants to be unable or unwilling to meet their contractual obligations to us, including the payment of rent (including deferred rent) or to request further rent deferrals. The likelihood of this would increase if the COVID-19 pandemic intensifies or persists for a prolonged period, or if the United States enters a recession or prolonged period of economic slowdown that reduces consumer confidence and economic activity. To the extent the pandemic causes a secular change in consumer behavior that reduces patronage of service-based and/or experience-based businesses, many of our tenants would be adversely affected and their ability to meet their obligations to us could be further impaired.

The COVID-19 pandemic has significantly and adversely impacted global, national, regional and local economic activity and has contributed to significant volatility and negative pressure in the financial markets. The market price of our common stock on the NYSE has experienced significant volatility since the outbreak of the COVID-19 pandemic. Similarly, the availability and pricing of debt capital has become increasingly volatile. Accordingly, we could experience difficulty accessing debt and equity capital on attractive terms, or at all, which would adversely affect our ability to grow our business, conduct our operations or address maturing liabilities. Additionally, the general decline in business activity and demand for real estate transactions has adversely affected our ability and desire to acquire additional properties and to opportunistically sell certain of our properties; it is unclear how long this unfavorable transaction environment will persist. Similarly, the deterioration in access to capital is likely adversely affecting our tenants’ abilities to finance their businesses and reducing their liquidity, which reduces their ability to meet their obligations to us.

The financial impact of the COVID-19 pandemic could negatively impact our future compliance with some of the financial covenants relating to our credit facility and term loans, some of which depend, in part, on the net operating income generated by certain of our properties or our EBITDA. Non-compliance would preclude us from borrowing further under our credit facility and, under certain circumstances, could result in an event of default and an acceleration of such indebtedness and, possibly, other indebtedness through cross-default provisions. Additionally, to the extent the COVID-19 pandemic intensifies or persists for a prolonged period of time, it is possible that we will be required to record significant impairment charges to the value of our real estate assets.

Our operations could be adversely affected if the health of our senior executives or a significant number of our other employees is adversely affected by the pandemic. Our senior executives have extensive experience and strong reputations in the real estate industry and have been instrumental in setting our strategic direction, operating our business and arranging necessary financing. In particular, the extent and nature of the relationships that these individuals have developed with financial institutions and existing and prospective tenants is critically important to the success of our business. The loss of services of one or more members of our senior management team could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners, existing and prospective tenants and industry personnel, which could materially and adversely affect us.

Due to the pandemic, many of our business processes are being conducted remotely, which places increased reliance on our information technology systems. It is possible that remote work arrangements will not be as efficient as physical operations, and this could adversely affect our business processes, including our leasing, asset management, finance and reporting processes. Remote operations could adversely affect our disclosure controls and procedures and our internal control over financial reporting; any weaknesses in these areas could harm our operating results or cause us to fail to meet our reporting obligations (which could affect the listing of our common stock on the NYSE). Additionally, any such weaknesses could also adversely affect our ability to prevent or detect fraud, harm our reputation and cause investors to lose confidence in our reported financial information.

The ultimate extent to which the COVID-19 pandemic adversely impacts us (and our tenants) will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment and mitigation measures, among others. Moreover, many risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2019 should be interpreted as heightened risks as a result of the impact of the COVID-19 pandemic.

USE OF PROCEEDS

We intend to contribute the net proceeds we receive from the issuance and sale by us of any shares of common stock to or through the agents to our operating partnership in exchange for common units of our operating partnership. Our operating partnership intends to use such net proceeds for general corporate purposes, which may include repaying or repurchasing indebtedness (including amounts outstanding from time to time under our credit facility or term loans), working capital and capital expenditures, and potential future investments.

As of June 15, 2020, we had no borrowings outstanding under our credit facility. The credit facility bears interest at applicable LIBOR, as defined in the credit facility, plus an applicable margin. The credit facility has a maturity date of April 12, 2023 (extendable at our option to up to April 12, 2024, subject to certain conditions).

As of June 15, 2020, we had approximately $200 million of indebtedness outstanding under a term loan that matures on April 12, 2024 and $430 million of indebtedness outstanding under a term loan that matures on November 26, 2026. The term loans bear interest at applicable LIBOR, as defined in the term loans, plus an applicable margin. As of June 15, 2020, the term loan maturing in 2024 bore interest at one-month LIBOR plus 1.25% and the term loan maturing in 2026 bore interest at one-month LIBOR plus 1.55%.

As of the date of this prospectus supplement, affiliates of certain of the agents in this offering are lenders and, in certain cases agents, under our credit facility and term loans. To the extent that we use a portion of the net proceeds we receive from this offering to repay borrowings outstanding under our credit facility and/or term loans, such affiliates of the applicable agents will receive their proportionate share of any amount that is repaid with the net proceeds we receive from this offering. Pending application of cash proceeds, we will invest the net proceeds in interest-bearing accounts and short-term, interest-bearing securities in a manner that is consistent with our intention to qualify for taxation as a REIT.

PLAN OF DISTRIBUTION

Under the sales agreement, we may offer and sell from time to time through the agents, as our sales agents, shares of our common stock having an aggregate gross sales price of up to $250,000,000.

Sales of our common stock, if any, will be made in negotiated transactions, including block trades, or transactions that are deemed to be “at the market” offerings as defined in Rule 415 under the Securities Act, by means of ordinary brokers’ transactions at market prices prevailing at the time of sale, including sales made directly on the NYSE, sales made to or through a market maker and sales made through other securities exchanges or electronic communications networks. As sales agents, the agents will not engage in any transactions that stabilize the price of our common stock.

No agent is required to sell any specific number or dollar amount of shares of our common stock, but each agent has agreed to use its commercially reasonable efforts, consistent with its normal trading and sales practices and applicable law and regulations, as our sales agent, and subject to the terms and conditions of the sales agreement, to sell shares of our common stock on our behalf, on mutually agreed terms between the agent and us. Shares of our common stock offered and sold through the agents, as our sales agents, pursuant to this prospectus supplement and the accompanying prospectus, will be offered and sold through only one agent on any given day.

Each agent will receive from us a commission that will not exceed, but may be lower than, 2.0% of the gross sales price of all shares of our common stock sold through it as sales agent under the sales agreement. We may also agree with the applicable agent to sell shares of our common stock using sales efforts and methods that may constitute “distributions” within the meaning of Rule 100 of Regulation M under the Exchange Act and for which we may agree to pay the applicable agent a commission that may exceed 2.0% of the gross sales price.

Under the terms of the sales agreement, we may also sell shares of our common stock to one or more of the agents as principal, at a price per share to be agreed upon at the time of sale. If we sell shares of our common stock to one or more of the agents as principal, we will enter into a separate terms agreement with such agent or agents, as the case may be, and we will describe the terms of the offering of those shares of our common stock in a separate prospectus supplement. In any such sale to an agent as principal, we may agree to pay the applicable agent an underwriting discount or commission that may exceed 2.0% of the gross sales price per share sold to such agent, as principal.

The sales proceeds, after deducting sales commissions (and underwriting discounts, if any), any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such shares.

Each agent will offer shares of our common stock subject to the terms and conditions of the sales agreement as agreed upon by us and such agent. We will designate the maximum amount of shares of our common stock to be sold through an agent or otherwise determine such maximum amount together with such agent. Subject to the terms and conditions of the sales agreement, the applicable agent will use commercially reasonable efforts to sell on our behalf all of the designated common stock. We may instruct an agent not to sell shares of our common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or an agent may suspend the offering of shares of our common stock being made through such agent under the sales agreement upon proper notice to the other party.

An agent will provide written confirmation to us following the close of trading on the NYSE each day in which shares of our common stock are sold by such agent under the sales agreement. Each confirmation will include the number of shares sold on that day, the gross sales price per share, the net proceeds to us and the compensation payable by us to such agent.

Settlement for sales of shares of our common stock will occur, unless the parties agree otherwise, on the second business day that is also a trading day following the date on which any sales were made in return for payment of the proceeds to us net of compensation paid by us to the applicable agent. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will report at least quarterly the number of shares of our common stock sold through the agents under the sales agreement, the net proceeds to us and the aggregate compensation paid by us to the agents in connection with the sales of such shares.

In connection with sales of shares of our common stock on our behalf, the agents may, and in connection with sales of shares of our common stock purchased by an agent as principal will, be deemed to be “underwriters” within the meaning of the Securities Act, and the compensation paid to the agents may, or will, as applicable, be deemed to be underwriting commissions. We have agreed in the sales agreement to provide indemnification and contribution to the agents against certain civil liabilities, including liabilities under the Securities Act.

Our common stock is an “actively-traded security” excepted from the requirements of Rule 101 of Regulation M under the Exchange Act by Rule 101(c)(1) of Regulation M under the Exchange Act. If we or an agent has reason to believe that our common stock is no longer an “actively-traded security” as defined under Rule 101(c)(1) of Regulation M under the Exchange Act, the applicable party will promptly so notify the other party, and sales of shares of our common stock under the sales agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of us and the agent.

As described above under “Use of Proceeds,” as of the date of this prospectus supplement, affiliates of certain of the agents in this offering are lenders and, in certain cases, agents, under our credit facility and term loans. To the extent that we use a portion of the net proceeds we receive from this offering to repay borrowings outstanding under our credit facility and/or term loans, such affiliates of the applicable agents will receive their proportionate share of any amount that is repaid with the net proceeds we receive from this offering. Likewise, to the extent that net proceeds from this offering are applied to pay any other indebtedness of ours that may be held by any of the agents or any of their respective affiliates, such agents or affiliates, as the case may be, will receive proceeds of this offering through the repayment of that indebtedness. Stifel, Nicolaus & Company, Incorporated may pay an unaffiliated entity or its affiliate, who is also a lender under our credit facility, a fee in connection with this offering.

The agents and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the agents and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the agents and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The agents and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

We estimate that the total expenses of the offering payable by us, excluding commissions under the sales agreement, will be approximately $300,000. We have agreed to reimburse the agents for certain of their expenses relating to any applicable state securities filings and clearance with the Financial Industry Regulatory Authority in an amount not to exceed $15,000.

The offering of our common stock pursuant to the sales agreement will terminate upon the earlier of (1) the sale of shares of our common stock subject to the sales agreement having an aggregate gross sales price of $250,000,000 and (2) the termination of the sales agreement by either an applicable agent or us. An agent may terminate the sales agreement at any time but only with respect to itself.

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of our common stock, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any free writing prospects or other material or advertisements relating to us or this offering, where action for that purpose is required. Accordingly, the shares of our common stock may not be offered or sold, directly or indirectly, and neither this prospectus supplement, the accompanying prospectus nor any free writing prospects or other material or advertisements in connection with this offering may be distributed or published in or from any other country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

EXPERTS

The consolidated financial statements of Essential Properties Realty Trust, Inc. appearing in Essential Properties Realty Trust, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of Essential Properties Realty Trust, Inc.’s internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters, including certain tax matters, will be passed upon for us by Sidley Austin LLP, New York, New York. Venable LLP, Baltimore, Maryland, will pass upon the validity of the shares of our common stock sold in this offering and certain other matters under Maryland law. Latham & Watkins LLP, New York, New York, is counsel for the agents in connection with this offering.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information in the registration statement, of which they are a part, and the exhibits to such registration statement. For further information with respect to us and our securities, we refer you to the registration statement and to the exhibits to such registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file annual, quarterly and current reports and other information with the SEC. These periodic reports and other information are available through the SEC’s web site at www.sec.gov. They are also available through our web site at www.essentialproperties.com. The content of our website and any information that is linked to or accessible from our website (other than our filings with the SEC that are incorporated by reference, as set forth under “Incorporation of Certain Documents by Reference”) is not incorporated by reference into this prospectus supplement, the accompanying prospectus or the registration statement of which they form a part, and you should not consider it a part of this prospectus supplement, the accompanying prospectus or the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated or deemed to be incorporated by reference is considered to be a part of this prospectus supplement, and information filed separately with the SEC subsequent to the date of this prospectus supplement and prior to the termination of the offering referred to in this prospectus supplement will automatically be deemed to update and supersede this information. The following documents previously filed with the SEC are incorporated by reference into this prospectus supplement except for any documents or portions thereof deemed to be “furnished” and not “filed” in accordance with SEC rules:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 2, 2020;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the SEC on May 11, 2020;

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our Current Reports on Form  8-K, filed with the SEC on January  14, 2020, January 27, 2020 (excluding Item  7.01 and the related Exhibit 99.1), March 18, 2020 (excluding Item  7.01 and the related Exhibit 99.1), March  18, 2020, March 31, 2020 (excluding Item 7.01 and the related Exhibit  99.1), May  1, 2020, June  15, 2020 and June 17, 2020; and

•

the description of our common stock contained in the Registration Statement on Form 8-A, dated and filed with the SEC on June 15, 2018, including any amendments or reports filed with the SEC for the purpose of updating such description.

All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement but prior to the termination of the offering covered hereby shall be deemed to be incorporated by reference into this prospectus supplement and will automatically update and supersede the information in this prospectus supplement, the accompanying prospectus and any previously filed documents. References in this prospectus supplement to documents incorporated by reference shall also include documents deemed to be incorporated by reference.

Information that is “furnished” to the SEC shall not be deemed incorporated by reference into this prospectus supplement or the registration statement of which this prospectus supplement is part.

Any statement made in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, or in any other subsequently filed document that is incorporated or deemed to be incorporated by reference into this prospectus supplement, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You can obtain any of the filings incorporated by reference into this prospectus supplement through us or from the SEC through the SEC’s website at http://www.sec.gov. Upon request, we will provide, without charge, a copy of any or all of the reports and documents referred to above which have been incorporated by reference into this prospectus supplement. You should direct requests for these documents to: Essential Properties Realty Trust, Inc., 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540, Attention: Secretary (telephone (609) 436-0619).

Our reports and documents incorporated by reference herein may also be found in the “Investor Relations” section of our website at www.essentialproperties.com. The content of our website and any information that is linked to or accessible from our website (other than our filings with the SEC that are incorporated by reference, as set forth under “Incorporation of Certain Documents by Reference”) is not incorporated by reference into this prospectus supplement, and you should not consider it a part of this prospectus supplement, the accompanying prospectus or the registration statement of which they are a part.

PROSPECTUS

Common Stock

Preferred Stock

Essential Properties Realty Trust, Inc. may, from time to time, offer and sell, in one or more offerings, shares of its common stock, $0.01 par value per share and shares of its preferred stock, $0.01 par value per share. Additionally, selling security holders may, from time to time, offer and sell, in one or more offerings, shares of our common stock.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of any offering. You should read this prospectus and any applicable accompanying prospectus supplement, including the documents incorporated by reference, carefully before you make your investment decision.

We or our selling security holders may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. The securities may also be resold by selling security holders from time to time. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements. Unless otherwise set forth in the applicable prospectus supplement, if a prospectus supplement includes an offering by selling security holders, we will not receive any proceeds from such sales.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement describing the method and terms of the offering of such offered securities.

Our common stock is listed on the New York Stock Exchange (the “NYSE”), under the symbol “EPRT.” On June 28, 2019, the last reported sales price of our common stock on the NYSE was $20.04 per share. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in these securities involves risk. You should carefully read and consider the risk factors included in the periodic reports and other information that we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus and the prospectus supplement relating to a specific offering of securities. See “Risk Factors” on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 1, 2019

We have not authorized any person to give any information or to make any representations in connection with this prospectus other than those contained or incorporated or deemed to be incorporated by reference in this prospectus and any applicable prospectus supplement or free writing prospectus, and, if given or made, such information or representations must not be relied upon as having been so authorized. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which they relate, and this prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should not assume that the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement is correct as of any date other than the date of the document in which it is contained or such other dates as may be specified in such document, even though this prospectus and such prospectus supplement are delivered or securities are sold pursuant to the prospectus and such prospectus supplement at a later date. Since the respective dates of such documents, our business, financial condition, results of operations and prospects may have changed. We can use this prospectus to sell the securities only if it is accompanied by a prospectus supplement.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” under the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf registration process, we may, from time to time, sell the securities described in this prospectus and an accompanying prospectus supplement in one or more offerings. In addition, selling security holders to be named in a prospectus supplement may sell certain of the securities from time to time.

This prospectus provides you with a general description of the securities that may be offered by us and/or our selling security holders. Each time we or any selling security holder sells securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered and the specific manner in which they will be offered. The prospectus supplement and any other offering materials may also add, update or change information contained in this prospectus or in the documents incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any prospectus supplement, on the other hand, you should rely on the information in the prospectus supplement.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 that we have filed with the SEC, of which this prospectus is a part, including its exhibits.

You should read this prospectus and any prospectus supplement together with any additional information and any other offering materials (including any free writing prospectus) prepared by us or on our behalf, and you should rely only on the information contained or incorporated by reference in such documents. We have not authorized anyone to provide you with different information. You should also read and carefully consider the information in the documents we have referred you to under “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus or any related prospectus supplement may add, update or change information contained in this prospectus or such prospectus supplement. Any information in such subsequent filings that is inconsistent with this prospectus or any such prospectus supplement will supersede the information in this prospectus or such prospectus supplement.

We may offer the securities directly, through agents, or to or through underwriters or dealers. The applicable prospectus supplement will describe the terms of the plan of distribution and set forth the names of any underwriters involved in the sale of the securities. See “Plan of Distribution” below for more information. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

Unless the context otherwise requires, the words “we,” “our,” “us” and “our company” refer to Essential Properties Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including its operating partnership, and “operating partnership” refers to Essential Properties, L.P., a Delaware limited partnership, through which we hold substantially all of our assets and conduct our operations.

INFORMATION INCORPORATED BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information filed separately with the SEC on or after the date of this prospectus and prior to the termination of a particular offering referred to in a prospectus supplement will automatically be deemed to update and supersede this information. The following documents previously filed with the SEC are incorporated by reference into this prospectus, except for any documents or portions thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 28, 2019;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed with the SEC on May 9, 2019;

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our Current Reports on Form 8-K, filed with the SEC on February 27, 2019 (excluding Item 2.02, 7.01 and the related Exhibit 99.1), March  8, 2019, March  18, 2019 (excluding Item 7.01 and the related Exhibit 99.1), April  18, 2019 (excluding Item 7.01 and the related Exhibit 99.1), May  1, 2019, May  20, 2019 (excluding Item 7.01 and the related Exhibit 99.1) and June 7, 2019; and

•

the description of our common stock contained in the Registration Statement on Form 8-A, dated and filed with the SEC on June 15, 2018, including any amendments or reports filed with the SEC for the purpose of updating such description.

All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this prospectus but prior to the termination of the applicable offering covered by this prospectus and any accompanying prospectus supplement shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, the applicable prospectus supplement and any previously filed documents. References in this prospectus to documents incorporated by reference shall also include documents deemed to be incorporated by reference.

Information that is “furnished” to the SEC shall not be deemed incorporated by reference into this prospectus or the registration statement of which this prospectus is part.

Any statement made in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document that is incorporated by reference into this prospectus, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. Upon request, we will provide, without charge, a copy of any or all of the reports and documents referred to above which have been incorporated by reference into this prospectus. You should direct requests for these documents to: Essential Properties Realty Trust, Inc., 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540, Attention: Secretary (telephone (609) 436-0619).

Our reports and documents incorporated by reference herein may also be found in the “Investor Relations” section of our website at www.essentialproperties.com. The content of our website and any information that is linked to or accessible from our website (other than our filings with the SEC that are incorporated by reference, as set forth under “Information Incorporated By Reference”) is not incorporated by reference into this prospectus or the registration statement of which it forms a part, and you should not consider it a part of this prospectus or the registration statement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, and any prospectus supplement, do not contain all of the information in the registration statement and the exhibits to such registration statement. For further information with respect to us, selling security holders and our securities, we refer you to the registration statement and to the exhibits to such registration statement. Statements contained in this prospectus and any applicable prospectus supplement as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus and the applicable prospectus supplement are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file annual, quarterly and current reports and other information with the SEC. These periodic reports and other information are available through the SEC’s web site at www.sec.gov. They are also available through our web site at www.essentialproperties.com. The content of our website and any information that is linked to or accessible from our website (other than our filings with the SEC that are incorporated by reference, as set forth under “Information Incorporated By Reference”) is not incorporated by reference into this prospectus or the registration statement of which it forms a part, and you should not consider it a part of this prospectus or the registration statement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. In particular, statements pertaining to our business and growth strategies, investment, financing and leasing activities and trends in our business, including trends in the market for long-term, net leases of freestanding, single-tenant properties, contain forward-looking statements. When used in this prospectus or the documents incorporated by reference in this prospectus, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately,” “plan,” and variations of such words, and similar words or phrases, that are predictions of future events or trends and that do not relate solely to historical matters, are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management.

Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements; accordingly, you should not rely on forward-looking statements as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise, and may not be realized. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	general business and economic conditions;

•	continued volatility and uncertainty in the credit markets and broader financial markets, including potential fluctuations in the consumer price index;

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risks inherent in the real estate business, including tenant defaults, or bankruptcies, potential liability relating to environmental matters, illiquidity of real estate investments, and potential damages from natural disasters;

•	the performance and financial condition of our tenants;

•	the availability of suitable properties to acquire and our ability to acquire and lease those properties on favorable terms;

•	our ability to renew leases, lease vacant space or re-lease space as existing leases expire or are terminated;

•	the degree and nature of our competition;

•	our failure to generate sufficient cash flows to service our outstanding indebtedness;

•	our ability to access to debt and equity capital on attractive terms;

•	fluctuating interest rates;

•	availability of qualified personnel and our ability to retain our key management personnel;

•	changes in, or the failure or inability to comply with, applicable law or regulation;

•	our failure to qualify for taxation as a real estate investment trust (“REIT”);

•	changes in the United States (“U.S.”) tax law and other U.S. laws, whether or not specific to REITs; and

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additional factors, including but not limited to, those referred to under the caption “Risk Factors” in this prospectus and the factors described in our most recent Annual Report on Form 10-K, including in “Part I—Item 1A. Risk Factors,” as well as other risk factors identified in our other reports filed from time to time with the SEC and incorporated by reference herein and in any prospectus supplement.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of the document in which they are contained. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by law.

Because we operate in a highly competitive and rapidly changing environment, new risks emerge from time to time, and it is not possible for management to predict all such risks, nor can management assess the impact of all such risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

ESSENTIAL PROPERTIES REALTY TRUST, INC.

We are an internally managed real estate company that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to middle-market companies operating service-oriented or experience-based businesses. We have assembled a diversified portfolio using an investment strategy that focuses on properties leased to tenants in businesses such as restaurants (including quick service and casual and family dining), car washes, automotive services, medical services, convenience stores, entertainment, early childhood education and health and fitness. We believe that properties leased to tenants in these businesses are essential to the generation of the tenants’ sales and profits and that these businesses exhibit favorable growth potential and are generally more insulated from e-commerce pressure than many others. Our objective is to maximize stockholder value by generating attractive risk-adjusted returns through owning, managing and growing a diversified portfolio of commercially desirable properties.

Substantially all of our assets are held by, and substantially all of our operations are conducted through, our operating partnership, either directly or through subsidiaries. Essential Properties OP G.P., LLC, one of our wholly-owned subsidiaries, is the sole general partner of our operating partnership. As of March 31, 2019, we held a 75.2% limited partnership interest in our operating partnership. As of such date, Eldridge Industries, LLC (together with its affiliates, “Eldridge”), a private investment firm specializing in providing both equity and debt capital that provided a substantial portion of our equity funding prior to our initial public offering in June 2018, held a 1.5% limited partnership interest in our operating partnership, and EPRT Holdings, LLC, which is principally owned by Eldridge and certain members of our management team, held a 23.3% limited partnership interest in our operating partnership.

We were incorporated under the laws of Maryland on January 12, 2018. Our offices are located at 902 Carnegie Center Blvd., Suite 520, Princeton, New Jersey, 08540. Our telephone number is (609) 436-0619 and our website is www.essentialproperties.com. The content of our website and any information that is linked to or accessible from our website (other than our filings with the SEC that are incorporated by reference, as set forth under “Information Incorporated By Reference”) is not incorporated by reference into this prospectus or the registration statement of which it forms a part, and you should not consider it a part of this prospectus or the registration statement. The foregoing information about us is only a general summary and is not intended to be comprehensive. For additional information about us, you should refer to the information under “Information Incorporated by Reference” and “Where You Can Find More Information” in this prospectus.

RISK FACTORS

Investment in the offered securities involves risks. Before acquiring any offered securities pursuant to this prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement or any free writing prospectus that we may prepare in connection with the offered securities, including, without limitation, the risks of an investment in our company under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as updated in our subsequent filings with the SEC under Exchange Act. The occurrence of any of these risks could materially and adversely affect our business, financial condition, liquidity, results of operations, funds from operations and prospects and might cause you to lose all or a part of your investment in the offered securities.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we will contribute the net proceeds from the offering of securities under this prospectus to our operating partnership. Our operating partnership will use such proceeds for general business and working capital purposes, including funding investment activity and the repayment of outstanding indebtedness. Pending such uses, net proceeds from the sale of any offered securities initially may be temporarily invested in interest-bearing accounts and short-term, interest-bearing securities or other investments that are consistent with our intention to qualify for taxation as a REIT for federal income tax purposes. Further details relating to the use of the net proceeds from the offering of securities under this prospectus will be set forth in the applicable prospectus supplement.

Unless otherwise set forth in the applicable prospectus supplement, if a prospectus supplement includes an offering by selling security holders, we will not receive any proceeds from such sales.

DESCRIPTION OF COMMON STOCK

General

This prospectus describes the general terms of our common stock. For a more detailed description of our common stock, you should read the applicable provisions of the Maryland General Corporation Law (the “MGCL”) and our charter and bylaws. Copies of our charter and bylaws are filed with the SEC and are incorporated by reference as exhibits to the registration statement, of which this prospectus is a part. See “Where You Can Find More Information” and “Information Incorporated by Reference.”

Our charter authorizes us to issue up to 500,000,000 shares of common stock, $0.01 par value per share. A majority of our entire board of directors has the power, without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue. As of June 28, 2019, there were 57,825,460 shares of common stock issued and outstanding.

Under Maryland law, our stockholders generally are not liable for our debts or obligations solely as a result of stockholders’ status as stockholders.

Terms

All shares of our common stock that may be offered and sold pursuant to the registration statement of which this prospectus forms a part will be duly authorized, fully paid and nonassessable. Stockholders are entitled to receive distributions when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. Stockholders are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock, including any shares of preferred stock we may issue, and to the provisions of our charter regarding restrictions on ownership and transfer of our stock.

Subject to our charter restrictions on ownership and transfer of our stock and the terms of any other class or series of our stock, each outstanding share of our common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors. Cumulative voting in the election of directors is not permitted. Directors are elected by a plurality of the votes cast at the meeting in which directors are being elected and at which a quorum is present. This means that the holders of a majority of the outstanding shares of our common stock can effectively elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Our common stockholders have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our capital stock. Our charter provides that our stockholders generally have no appraisal rights unless our board of directors determines that appraisal rights will apply to one or more transactions in which our common stockholders would otherwise be entitled to exercise such rights. Subject to our charter restrictions on ownership and transfer of our stock, holders of shares of our common stock will initially have equal dividend, liquidation and other rights.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, convert into another form of entity, engage in a statutory share exchange or engage in a similar transaction unless such transaction is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matter, except that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors or the vote required to amend the removal provisions. Maryland law also permits a corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity, all of the equity interests of which are owned, directly or indirectly, by the corporation. Because our operating assets may be held by our operating partnership or its wholly owned subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Power to Reclassify Unissued Shares of Common Stock and Issue Additional Shares of Common Stock

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock, including classes or series of preferred stock, and to establish the designation and number of shares of each such class or series and to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series. Thus, our board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for our common stock or that our common stockholders otherwise believe to be in their best interests.

Transfer Agent and Registrar

The registrar and transfer agent for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on the NYSE under the symbol “EPRT.”

DESCRIPTION OF PREFERRED STOCK

General

This prospectus describes the general terms of our preferred stock. For a more detailed description of our preferred stock, you should read the applicable provisions of the MGCL and our charter and bylaws. Copies of our charter and bylaws are filed with the SEC and are incorporated by reference as exhibits to the registration statement, of which this prospectus is a part. See “Where You Can Find More Information” and “Information Incorporated by Reference.”

Under our charter, we are authorized to issue up to 150,000,000 shares of preferred stock, $0.01 par value per share, in one or more classes or series. Under the terms of our charter, our board of directors is authorized to classify any unissued shares of our preferred stock and to reclassify any previously classified but unissued shares of preferred stock into other classes or series of stock. Accordingly, we may issue one or more classes or series of preferred stock with preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption that are senior to the rights of our common stockholders. Before the issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on ownership and transfer of stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. We have no preferred stock outstanding, and we have no present plans to issue preferred stock in the immediate future.

Terms

The prospectus supplement relating to any class or series of preferred stock that we may offer will contain the specific terms of the class or series of preferred stock. These terms may include the following:

•	the title of the class or series and the number of shares of the class or series;

•	the price at which the preferred stock will be offered;

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the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or non-cumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

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the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

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the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the class or series will be represented by depositary shares;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

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any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	information with respect to book-entry procedures, if any; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the series.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full, and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.

Power to Issue Additional Shares of Preferred Stock

We believe that the power to issue additional shares of our preferred stock and to classify or reclassify unissued shares of our preferred stock and to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without action by our stockholders, unless stockholder approval is required by applicable law, the terms of any class or series of our stock or the rules of any stock exchange or automated quotation system on which our stock may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest. In addition, our issuance of additional shares of stock in the future could dilute the voting and other rights of your shares. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

RESTRICTIONS ON OWNERSHIP AND TRANSFER

In order for us to qualify as a REIT under Internal Revenue Code of 1986, as amended (the “Code”), our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of stock) may be owned, directly or through certain constructive ownership rules, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with these requirements and qualifying as a REIT, among other reasons. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 7.5% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of our common stock or 7.5% in value of the aggregate of the outstanding shares of all classes and series of our stock, in each case excluding any shares of our stock that are not treated as outstanding for federal income tax purposes. We refer to each of these restrictions as an “ownership limit” and collectively as the “ownership limits.” A person or entity that would have acquired actual, beneficial or constructive ownership of our stock but for the application of the ownership limits or any of the other restrictions on ownership and transfer of our stock discussed below is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 7.5% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 7.5% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock and thereby violate the applicable ownership limit.

However, certain entities that are defined as designated investment entities in our charter, which generally includes pension funds, mutual funds and certain investment management companies, are permitted to own up to 9.8% (in value or in number of shares, whichever is more restrictive) of our outstanding common stock, or 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of all classes and series of stock, so long as each beneficial owner of the shares owned by such designated investment entity would satisfy the ownership limits if those beneficial owners owned directly their pro rata share of our stock owned by the designated investment entity.

Our charter provides that our board of directors, subject to certain limits, upon receipt of a request that complies with the requirements of our charter and any policy adopted by our board of directors, may retroactively or prospectively exempt a person from either or both of the ownership limits and establish a different limit on ownership for such person. We have granted a waiver from the ownership limit contained in our charter to Eldridge to own up to 19.0% of the outstanding shares of our common stock in the aggregate. We have also agreed to provide transferees of Eldridge, subject to the satisfaction of certain conditions, with any necessary waivers from our ownership limits provided that any such waivers are consistent with our compliance with the ownership requirements for qualification as a REIT under the Code. Pursuant to the stockholders agreement, we have agreed, upon Eldridge’s request, subject to the delivery by Eldridge of any additional information requested by our board of directors, to increase the percentage of our outstanding common stock that may be owned by Eldridge, unless our board concludes that any such increase could jeopardize our ability to qualify for taxation as a REIT. For information about the stockholders agreement, see the “Certain Relationships and Related Transactions, and Director Independence—Summary of Related Party Transactions” section of our

Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference in this prospectus.

As a condition of the exception, our board of directors may require an opinion of counsel or IRS ruling, in either case in form and substance satisfactory to our board of directors, in order to determine or ensure our status as a REIT and such representations, covenants and/or undertakings as it may deem necessary or prudent. Notwithstanding the receipt of any ruling or opinion, our board of directors may impose such conditions or restrictions as it deems appropriate in connection with such an exception.

Our board of directors may increase or decrease one or both of the ownership limits or the designated investment entity limit for one or more persons, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of our stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition of our stock (other than by a previously exempted person) will violate the decreased ownership limit. Our board of directors may not increase or decrease any ownership limit or the designated investment entity limit if the new ownership limit or the designated investment entity limit would allow five or fewer persons to actually or beneficially own more than 49.9% in value of our outstanding stock or could cause us to be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT.

Our charter further prohibits:

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any person from actually, beneficially or constructively owning shares of our stock that could result in us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of our stock that could result in us owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income we derive from such tenant, taking into account our other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause us to fail to satisfy any the gross income requirements imposed on REITs); and;

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any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code).

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits, the designated investment entity limit or any of the other restrictions on ownership and transfer of our stock described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days prior written notice, and provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

The ownership limits, the designated investment entity limit and other restrictions on ownership and transfer of our stock described above will not apply if our board of directors determines that it is no longer in our best interests to qualify as a REIT or that compliance with any such restriction is no longer required in order for us to qualify as a REIT. Additionally, for so long as Eldridge owns shares representing at least 5% of the voting power of our common stock entitled to vote generally in the election of directors, a determination that it is no longer in our best interests to qualify, or attempt to qualify, as a REIT under the Code will require the consent of Eldridge.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limits, the designated investment entity limit or such other limit established by our board of directors, would result in us being “closely held” within the meaning of Section 856(h) of the

Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable beneficiaries selected by us. The prohibited owner will have no rights in shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner prior to our discovery that the shares had been automatically transferred to a trust as described above must be repaid to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer of our stock, then the transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void and of no force or effect, regardless of any action or inaction by the board of directors, and the intended transferee will acquire no rights in the shares. If any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer of the shares to the trust (or, in the event of a gift, devise or other such transaction, the last sale price reported on the NYSE on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the last sale price reported on the NYSE on the date we accept, or our designee accepts, such offer. We must reduce the amount payable to the trustee by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee and pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee must sell the shares to a person or persons designated by the trustee who can own the shares without violating the ownership limits, the designated investment entity limit or other restrictions on ownership and transfer of our stock. Upon such sale, the interest of the charitable beneficiary will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last sale price reported on the NYSE on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee must reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount must be paid to the trustee upon demand.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee may, at the trustee’s sole and absolute discretion:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If our board of directors determines that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock that the owner actually or beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we may request in order to determine the effect, if any, of the person’s actual or beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits, the designated investment entity limit and the other restrictions on ownership and transfer of our stock set forth in our charter. In addition, any person that is an actual, beneficial owner or constructive owner of shares of our stock and any person (including the stockholder of record) who is holding shares of our stock for an actual, beneficial owner or constructive owner must disclose to us in writing such information as we may request in order to determine our status as a REIT and comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock that our stockholders believe to be in their best interest.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and to Maryland law. See “Where You Can Find More Information” and “Information Incorporated by Reference.”

Our Board of Directors

Under our charter and bylaws, the number of directors of our company may be established, increased or decreased only by a majority of our entire board of directors but may not be fewer than the minimum number required under the MGCL (which is one) nor, unless our bylaws are amended, more than 15. However, for so long as Eldridge owns shares representing at least 5% of the voting power of our common stock entitled to vote generally in the election of directors, our bylaws provide that the size of the board of directors may not be increased without the prior approval of Eldridge. Additionally, for so long as Eldridge owns shares representing 5% of the voting power of our common stock entitled to vote generally in the election of directors, our bylaws require that, in order for an individual to qualify to be nominated or to serve as a director of our company, the individual must have been nominated in accordance with the stockholders agreement, including the requirement that we must nominate a certain number of directors designated by Eldridge from time to time. Also, as long as the stockholders agreement remains in effect, Eldridge’s prior approval is required to amend our bylaws to eliminate these director qualifications and approval rights. For information about the stockholders agreement, see the “Certain Relationships and Related Transactions, and Director Independence—Summary of Related Party Transactions” section of our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference in this prospectus.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors, except that, for so long as Eldridge owns shares representing 5% of the voting power of our common stock entitled to vote generally in the election of directors, the removal of a director nominated pursuant to Eldridge’s nomination right also requires the consent of Eldridge. Also, as long as the stockholders agreement remains in effect, Eldridge’s prior approval is required to amend our charter to amend the removal provision.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

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an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the MGCL if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group; and

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two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, voting together as a single voting group.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. As permitted by the MGCL, our board of directors has adopted a resolution exempting any business combination between us and any other person from the provisions of this statute. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations involving us. As a result, any person will be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance with the supermajority vote requirements and other provisions of the statute. Our bylaws provide that this resolution or any other resolution of our board of directors exempting any business combination from the business combination provisions of the MGCL may only be revoked, altered or amended, and our board of directors may only adopt an inconsistent resolution, if approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to those shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to exercise or direct the exercise of the voting power in the election of directors generally but excluding: (1) the person who has made or proposes to make the control share acquisition; (2) any officer of the corporation; or (3) any employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the board of directors of the Maryland corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders is held at which the voting rights of such shares are considered and, not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all control share acquisitions by any person of shares of our stock, and this provision of our bylaws cannot be amended without the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

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a requirement that a vacancy on the board be filled only by a vote of the remaining directors (whether or not they constitute a quorum) and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; or

•	a majority requirement for the calling of a special meeting of stockholders.

We have elected to be subject to the provision of Subtitle 8 that provides that vacancies on our board of directors may be filled only by the remaining directors (whether or not they constitute a quorum) and that a director elected by the board of directors to fill a vacancy will serve for the remainder of the full term of the directorship. We have not elected to be subject to any of the other provisions of Subtitle 8, including the provisions that would permit us to classify our board of directors without stockholder approval. Moreover, our charter provides that, without the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors, we may not elect to be subject to any of these additional provisions of Subtitle 8. Through provisions in our charter and bylaws unrelated to Subtitle 8, we (1) vest in our board of directors the exclusive power to fix the number of directors (subject to Eldridge’s consent right regarding increases in the number of directors), (2) require, unless called by our chairman, our chief executive officer, our president or our board of directors, the request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting to call a special meeting of stockholders and (3) provide that a director may be removed only for cause and by the affirmative vote of two-thirds of the votes entitled to be cast generally in the election of directors (subject to Eldridge’s consent right regarding the removal of its designees).

Amendments to Our Charter and Bylaws

Except as described herein and as provided in the MGCL, amendments to our charter must be advised by our board of directors and approved by the affirmative vote of our stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter, and our board of directors has the exclusive power to amend our bylaws. For so long as Eldridge owns shares representing at least 5% of the voting power of our common stock entitled to vote generally in the election of directors, the prior approval of Eldridge will be required to (i) amend the provisions of our charter relating to Eldridge’s right to consent to the removal of any director nominated pursuant to Eldridge’s nomination rights or Eldridge’s right to consent to amendments to such provision or (ii) amend the provisions of our bylaws relating to the designation of director nominees by Eldridge, Eldridge’s right to designate one of its nominees to serve on certain committees of our board of directors or Eldridge’s right to consent to increases in the size of the board of directors or amendments to such provisions. Additionally, for so long as Eldridge owns shares representing at least 5% of the voting power of our common stock entitled to vote generally in the election of directors, the prior approval of Eldridge will be required to amend the provisions of our charter that require us to obtain the prior approval of Eldridge in order to determine that we will no longer qualify, or attempt to qualify, as a REIT under the Code. Further, any amendment to the provisions of our charter relating to the removal of directors or amendments to such provisions will require the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter. In addition, amendments to the provisions of our bylaws prohibiting our board of directors from revoking, altering or amending its resolution exempting any business combination from the “business combination” provisions of the MGCL or exempting any acquisition of our stock from the “control share” provisions of the MGCL without the approval of our stockholders must be approved by the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors.

Meetings of Stockholders

Under our bylaws and pursuant to Maryland law, annual meetings of stockholders will be held each year at a date and at the time and place determined by our board of directors. Special meetings of stockholders may be called by our board of directors, the chairman of our board of directors, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the stockholders to act on any matter must be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at such meeting who have requested the special meeting in accordance with the procedures set forth in, and provided the information and certifications required by, our bylaws. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and deliver the notice of the special meeting.

Corporate Opportunities

Our charter provides that, to the maximum extent permitted by Maryland law, each of Eldridge, its affiliates, each of their representatives, and each of our directors or officers that is an employee, affiliate or designee for nomination as a director of Eldridge or its affiliates has the right to, and has no duty not to, (x) directly or indirectly engage in the same or similar business activities or lines of business as us, including those deemed to be competing with us, or (y) directly or indirectly do business with any of our clients, customers or suppliers. In the event that Eldridge or any of its affiliates or employees, or any of their representatives or designees, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for us, Eldridge, its affiliates and employees and any of their representatives or designees, to the maximum extent permitted by Maryland law, shall have no duty to communicate or present such corporate opportunity to us or any of our affiliates and shall not be liable to us or any of our affiliates, subsidiaries, stockholders or other equity holders for breach of any duty by reason of the fact that Eldridge or any of its affiliates or employees, or any of their representatives or designees, directly or indirectly, pursues or acquires such opportunity for themselves, directs such opportunity to another person, or does not present such opportunity to us or any of our affiliates; provided, however, that such corporate opportunity is not presented to such person in his or her capacity as a director or officer of us.

Advance Notice of Director Nominations and New Business

Our bylaws provide that:

•

with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•

by a stockholder who was a stockholder of record at the record date set by the board of directors for the meeting, at the time of giving of the notice of the meeting and at the time of the annual meeting (and any postponement or adjustment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, our bylaws; and

•

with respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the special meeting of stockholders, and nominations of individuals for election to our board of directors may be made only:

•	by or at the direction of our board of directors; or

•

provided that the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by the board of directors for the meeting, at the time of giving of the notice required by our bylaws and at the time of the meeting (and any postponement or adjustment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in, and provided the information and certifications required by, our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors and our stockholders the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The restrictions on ownership and transfer of our stock, the supermajority vote required to remove directors, our election to be subject to the provision of Subtitle 8 vesting in our board of directors the exclusive power to fill vacancies on our board of directors and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our company. Likewise, if our board of directors were to elect to be subject to the business combination provisions of the MGCL or if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Further, a majority of our entire board of directors has the power, without stockholder action, to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock that we are authorized to issue, to classify and reclassify any unissued shares of our stock into other classes or series of stock, and to authorize us to issue the newly classified shares, as discussed under the captions “Description of Common Stock” and “Description of Preferred Stock—Power to Issue Additional Shares of Preferred Stock” and could authorize the issuance of shares of common stock or another class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control of us. These actions may be taken without stockholder approval unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded. We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.

Our charter and bylaws also provide that the number of directors may be established only by our board of directors (subject to Eldridge’s consent right regarding increases), which prevents our stockholders from increasing the number of our directors and filling any vacancies created by such increase with their own nominees. The provisions of our bylaws discussed under the captions “—Meetings of Stockholders” and “—Advance Notice of Director Nominations and New Business” require stockholders seeking to call a special meeting, nominate an individual for election as a director or propose other business at an annual or special meeting to comply with certain notice and information requirements. We believe that these provisions will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors and promote good corporate governance by providing us with clear procedures for calling special meetings, information about a stockholder proponent’s interest in us and adequate time to consider stockholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our stockholders to remove incumbent directors or fill vacancies on our board of directors with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for our common stockholders or otherwise be in the best interest of our stockholders.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on our behalf, (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (d) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (e) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine.

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made or are threatened to be made a party or witness by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. A court may order indemnification for expenses if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking, which may be unsecured, by the director or officer or on the director or officer’s behalf to repay the amount paid if it shall ultimately be determined that the standard of conduct was not met.

Our charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter also permits us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Indemnification Agreements

We are party to indemnification agreements with each of our directors and reporting officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Maryland law and our charter against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our intended REIT election, without approval of our stockholders (except, for so long as Eldridge owns shares representing at least 5% of the voting power of our common stock, the approval of Eldridge), if it determines that it is no longer in our best interest to attempt to, or continue to, qualify as a REIT.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of an investment in the common stock of Essential Properties Realty Trust, Inc. Supplemental U.S. federal income tax considerations relevant to the ownership of the other securities offered by this prospectus may be provided in the prospectus supplement that relates to those securities. For purposes of this section under the heading “Federal Income Tax Considerations,” references to “Essential Properties Realty Trust, Inc.,” “we,” “our” and “us” mean only Essential Properties Realty Trust, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, or Treasury Regulations, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this prospectus and the statements in this prospectus are not binding on the IRS or any court. Thus, no assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that we will operate Essential Properties Realty Trust, Inc. and its subsidiaries and affiliated entities in accordance with their applicable organizational documents or operating agreements. This summary is for general information only and is not tax advice. It does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	subchapter S corporations;

•	U.S. expatriates;

•	broker-dealers;

•	persons who mark-to-market our common stock;

•	regulated investment companies;

•	REITs;

•	partnerships and trusts;

•	persons who hold our stock on behalf of other persons as nominees;

•	persons who receive our stock through the exercise of employee stock options or otherwise as compensation;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding 10% or more (by vote or value) beneficial interest in Essential Properties Realty Trust, Inc.;

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	stockholders subject to special tax accounting rules as a result of their use of “applicable financial statements” (within the meaning of Section 451(b)(3) of the Code);

•	except to the extent discussed below, tax-exempt organizations and foreign investors.

This summary assumes that investors will hold their common stock as a capital asset within the meaning of Section 1221 of the Code, which generally means property held for investment. In addition, this summary does not address state, local and foreign tax considerations, or taxes other than U.S. federal income taxes (except where specifically noted).

The federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, local and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

You are urged to consult your tax advisors regarding the tax consequences to you of:

•	the purchase, ownership or disposition of our common stock, including the federal, state, local, non-U.S. and other tax consequences;

•	our intended election to be taxed as a REIT for federal income tax purposes; and

•	potential changes in applicable tax laws.

Taxation of Our Company

General

We will elect to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ended December 31, 2018. We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT under the Code commencing with such taxable year, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify.”

Sidley Austin LLP has acted as our tax counsel in connection with this offering of our common stock and our federal income tax status as a REIT. Sidley Austin LLP has rendered an opinion to us to the effect that, commencing with our taxable year ended December 31, 2018, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one or more of our officers. In addition, this opinion will be based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Sidley Austin LLP. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy those requirements. Further, the anticipated federal income tax treatment described in this discussion may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Sidley Austin LLP has no obligation to update its opinion subsequent to the date of such opinion.

Provided we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay federal income tax as follows:

•	First, we will be required to pay tax at the corporate rate on any undistributed REIT taxable income, including undistributed net capital gains.

•

Second, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•

Third, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

•

Fourth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•

Fifth, if we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•

Sixth, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•

Seventh, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•

Eighth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our initial tax basis in the asset is less than the fair market value of the asset on the date on which we acquired the asset, and we subsequently recognize gain on the disposition of the asset during the five-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Under applicable Treasury Regulations, any gain from the sale of real property we acquired in an exchange under Section 1031 (a like-kind exchange) or Section 1033 (an involuntary conversion) of the Code generally is excluded from the application of this built-in gains tax. See “—Built-In Gains Tax.”

•	Ninth, our subsidiaries that are C corporations, including our “taxable REIT subsidiaries,” or TRSs, generally will be required to pay federal corporate income tax on their earnings.

•

Tenth, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income.” See “—Income Tests” and “—Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a TRS of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a TRS of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Redetermined TRS service income generally represents income of a TRS that is understated as a result of services provided to us or on our behalf.

•

Eleventh, we may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the stockholder in our common stock.

•

Twelfth, we may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of our stockholders, as described below under “—Requirements for Qualification as a REIT.”

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;

•	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

•	that would be taxable as a domestic corporation, but for the special provisions under the Code and Treasury Regulations applicable to REITs;

•	that is not a financial institution or an insurance company within the meaning of the Code;

•	that is beneficially owned by 100 or more persons;

•

not more than 50% in value of the outstanding stock which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year;

•	that makes an election to be taxed as a REIT, or has made such an election for a previous taxable year which has not been revoked or terminated; and

•	that meets other tests described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that the first through fourth conditions above, inclusive, must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of the sixth condition, the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

We believe that we have been organized, have operated and have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy the conditions listed above, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points above. A description of the share ownership and transfer restrictions relating to our common stock is contained in the discussion in this prospectus under the heading “Description of Our Capital Stock—Restrictions on Ownership and Transfer.” These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy, the share ownership requirements described in the fifth and sixth bullet points listed above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in the sixth bullet point above, we will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries

In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of any partnership or limited liability company treated as a partnership or disregarded entity for federal income tax purposes, including such partnership’s or limited liability company’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for federal income tax purposes in which it owns an interest, would be treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

We will have control of our operating partnership and the subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a TRS, as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the federal tax requirements described herein, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in TRSs

We, through the operating partnership, own interests in a company that has elected, together with us, to be treated as our TRS, and we may acquire securities in additional TRSs in the future. A TRS is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes), other than a REIT, in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS. Other than some activities relating to lodging and health care facilities, a TRS may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A TRS is subject to federal income tax as a regular C corporation. A REIT’s ownership of securities of a TRS is not subject to the 5% or 10% asset test described below. See “—Asset Tests.” The aggregate value of all securities of any TRS held by us may not exceed 20% of the value of our total assets. For taxable years beginning after December 31, 2017, taxpayers are subject to a limitation on their ability to deduct net business interest generally equal to 30% of adjusted taxable income, subject to certain exceptions. See “—Annual Distribution Requirements.” While not certain, this provision may limit the ability of our TRS to deduct interest, which could increase its taxable income.

Income Tests

We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from investments relating to real property or mortgages on real property, including “rents from real property,” interest on obligations adequately secured by mortgages on real property, and certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•

The amount of rent is not based in whole or in part on the income or profits of any person. However, as described above, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•

Neither we nor an actual or constructive owner of 10% or more of our capital stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a TRS of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled TRS” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled TRS” is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS;

•

Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”. To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, we may transfer a portion of such personal property to a TRS; and

•

We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception (for purposes of such exception, the gross income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services) and except as provided below. We are permitted, however, to perform directly certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we are permitted to employ an independent contractor from whom we derive no revenue to provide customary services to our tenants, or a TRS (which may be wholly or partially owned by us) to provide both customary and non-customary services to our tenants, without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a TRS with respect to the TRS’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We generally do not intend, and as the sole owner of the general partner of our operating partnership, do not intend to permit our operating partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent we determine, based on the advice of our tax counsel, that the failure will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not appraised the relative values of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of value of such property.

We have entered into and may enter into additional hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury Regulations, any income from the following hedging transactions, each of which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test:

•	a hedging transaction we enter into

•

(1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which we clearly identify as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, or

•	(2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests and

•

new hedging transactions we enter into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of.

To the extent that we do not properly identify such transactions as hedges or we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

To the extent our TRSs make distributions, we generally will derive our allocable share of such distribution through our interest in our operating partnership. Such distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test.

We monitor the amount of the dividend and other income from our TRSs and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

•

following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of Our Company—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income.

We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income

Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. As the sole owner of the general partner of our operating partnership, we intend to cause our operating partnership to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring and owning its properties and to make occasional sales of the properties as are consistent with our investment objective. We do not intend, and do not intend to permit our operating partnership or its subsidiary partnerships or limited liability companies, to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales. The 100% penalty tax will not apply to gains from the sale of assets that are held through a TRS, but such income will be subject to tax at regular U.S. federal corporate income tax rates.

Penalty Tax

Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS of ours, redetermined deductions and excess interest represent any amounts that are deducted by a TRS of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a TRS that is understated as a result of services provided to us or on our behalf. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

We do not believe we have been, and do not expect to be, subject to this penalty tax, although any rental or service arrangements we enter into from time to time may not satisfy the safe-harbor provisions described above. We intend to set any fees paid to a TRS for such services, and any rent payable to us by a TRS, at arm’s length rates, although the amounts paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid, or on the excess rents paid to us.

Asset Tests

At the close of each calendar quarter, we must also satisfy certain tests relating to the nature and diversification of our assets:

•

At least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and U.S. government securities. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock (or transferable certificates of beneficial interest) in other REITs, any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds, certain kinds of mortgage-backed securities and mortgage loans as well as personal property to the extent that rents attributable to such personal property are treated as rents from real property for purposes of the gross income tests described above (i.e., such rent for personal property does not exceed 15% of the total rent for personal and real property). Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

•

The aggregate value of all securities of any TRSs held by us may not exceed 20% of the value of our total assets. As long as each of these companies qualifies as a TRS of ours, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of the securities of such companies. We believe that the aggregate value of any TRSs in which we may own an interest will not exceed 20% of the aggregate value of our gross assets. We generally do not obtain independent appraisals to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value.

•	Not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs to the extent those debt instruments are not otherwise secured by real property.

•

Of the investments included in the 25% asset class, and except for certain investments in other REITs, our qualified REIT subsidiaries and TRSs, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor or securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through any partnership, qualified REIT subsidiary or limited liability company) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of an increase in our interest in any partnership, qualified REIT subsidiary or limited liability company that owns such securities). For example, our indirect ownership, through our operating partnership, of securities of each issuer will increase as a result of our capital contributions to our operating partnership or as limited partners exercise any redemption/exchange rights. Accordingly, after initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in any partnership or limited liability company that owns such securities), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30-day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets:

•	Does not exceed the lesser of:

•	1% of the total value of our assets at the end of the applicable quarter or

•	$10,000,000, and

•

we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including:

•

the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued.

•	Paying a tax equal to the greater or:

•	$50,000 or

•	The corporate tax rate multiplied by the net income generated by the nonqualifying assets, and:

•	Disclosing certain information to the IRS.

Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in our overall interest in an issuer (including in a TRS). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements

To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our REIT taxable income; and

•	90% of our after-tax net income, if any, from foreclosure property; minus

•	The excess of the certain items of non-cash income over a specified percentage of our income.

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

In addition, if we acquired any asset from a corporation which was or had been a C corporation in a transaction in which our initial tax basis in the asset was less than the fair market value of the asset on the acquisition date, and we dispose of the asset within the five-year period following such acquisition, our REIT taxable income will be reduced by any taxes that we are required to pay on any gain we recognize from the disposition. See “—Built-In Gains Tax.”

Our deduction for net business interest expense will generally be limited to 30% of our taxable income, as adjusted for certain items of income, gain, deduction or loss. Any business interest deduction that is disallowed due to this limitation may be carried forward to future taxable years. If we are subject to this interest expense limitation, our REIT taxable income for a taxable year may be increased. Taxpayers that conduct certain real estate businesses may elect not to have this interest expense limitation apply to them, provided that they use an alternative depreciation system to depreciate certain property. We believe that we are eligible to make this election. If we make this election, although we would not be subject to the interest expense limitation described above, our depreciation deductions may be reduced and, as a result, our REIT taxable income for a taxable year may be increased.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of our distribution requirement, except as provided below, the amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. This preferential limitation will not apply to distributions made by us, provided we qualify as a “publicly offered REIT.” We believe that we are and expect we will continue to be, a publicly offered REIT. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at the corporate tax rate. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we would elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in their income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase their adjusted basis in our stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares. We intend to make timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our operating partnership will authorize us, as the sole owner of the general partner of our operating partnership, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements, while preserving our cash.

Under certain circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements, it will be treated as an additional distribution to our stockholders in the year such dividend is paid.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which U.S. federal corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating this excise tax.

For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges

We may dispose of real property that is not held primarily for sale in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure to Qualify

If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, certain specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax on our taxable income at the corporate rate. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, we will not be required to distribute any amounts to our stockholders and all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Non-corporate U.S. stockholders, including individuals, generally may deduct 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning before January 1, 2026. If we fail to qualify as a REIT, such stockholders may not claim this deduction with respect to dividends paid by us. Unless entitled to relief under specific statutory provisions, we would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General

All of our investments will be held indirectly through our operating partnership. We are the sole owner of the general partner of our operating partnership. Such general partner entity is treated as a disregarded entity for federal income tax purposes. Our operating partnership is treated as a partnership for U.S. federal income tax purposes, and we are treated as owning our proportionate share of the items of income, gain, loss, deduction and credit of the operating partnership for such purposes. In addition, our operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies that we believe are treated as disregarded entities for federal income tax purposes. In the future, we may hold investments through entities treated as partnerships for federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by our operating partnership, including its share of its subsidiary partnerships and limited liability companies, based on our capital interests in each such entity. See “—Taxation of Our Company.”

Entity Classification

Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as disregarded entities or partnerships. For example, an entity that would otherwise be treated as a partnership for federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. We do not anticipate that our operating partnership or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership that is taxable as a corporation. However, if any such entity were treated as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Taxation of Our Company—Asset Tests” and “—Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of our operating partnership or a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment. We believe our operating partnership will be treated as a partnership for U.S. federal income tax purposes, and each of its subsidiary partnerships and limited liability companies will be treated as disregarded entities for federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction

A partnership agreement (or, in the case of a limited liability company treated as a partnership for federal income tax purposes, the limited liability company agreement) will generally determine the allocation of income and loss among partners. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder. Generally, Section 704(b) of the Code and the Treasury Regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.

Tax Allocations With Respect to the Properties

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership (including a limited liability company treated as a partnership for federal income tax purposes) in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Our operating partnership may, from time to time, acquire interests in property in exchange for interests in our operating partnership. In that case, the tax basis of these property interests will generally carry over to our operating partnership, notwithstanding their different book (i.e., fair market) value. The partnership agreement will require that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships (including a limited liability company treated as a partnership for federal income tax purposes) with a choice of several methods of accounting for book-tax differences. Depending on the method we choose in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of our operating partnership:

•

could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and

•

could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our operating partnership.

An allocation described in the second bullet point above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—General—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”

Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Partnership Audit Rules

New rules applicable to U.S. federal income tax audits of partnerships apply to our operating partnership and any entity in which we directly or indirectly invest that is treated as a partnership for U.S. federal income tax consequences. Any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level regardless of changes in composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed from the affected partners, subject to a higher rate of interest than otherwise would apply. The rules could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. Although final regulations have been issued, questions remain as to how they will apply. However, these rules could increase the U.S. federal income tax, interest and/or penalties economically borne by us in the event of a U.S. federal income tax audit of a subsidiary partnership in comparison to prior law. Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our common stock.

Built-In Gains Tax

From time to time, we may acquire C corporations in transactions in which the basis of the corporations’ assets in our hands is determined by reference to the basis of the assets in the hands of the acquired corporations, or carry-over basis transactions. In the case of assets we acquire from a C corporation in a carry-over basis transaction, if we dispose of any such asset in a taxable transaction (including by deed in lieu of foreclosure) during the five-year period beginning on the date of the carry-over basis transaction, then we will be required to pay tax at the corporate tax rate on the gain recognized to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date of the carry-over basis transaction. The foregoing result with respect to the recognition of gain assumes that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Any taxes we pay as a result of such gain would reduce the amount available for distribution to our stockholders.

Taxation of Taxable U.S. Stockholders

Distributions Generally

Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax, as discussed below, will be taxable to our taxable U.S. stockholders as ordinary income when actually or constructively received. See “—Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations or, except to the extent provided in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. stockholders, including individuals. For taxable years beginning before January 1, 2026, dividends that we distribute to U.S. stockholders other than corporations that are not designated as capital gain dividends or otherwise treated as qualified dividends generally are eligible for a deduction equal to 20% of the amount of such dividends.

To the extent that we make distributions on our common stock in excess of our current and accumulated earnings and profits allocable to such stock, these distributions will be treated first as a tax-free return of capital to a U.S. stockholder. This treatment will reduce the U.S. stockholder’s adjusted tax basis in such shares of stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. stockholder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Dividends

Dividends that we properly designate as capital gain dividends will be taxable to our taxable U.S. stockholders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year and do not exceed the total amount of dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year, without regard to the period for which a U.S. stockholder has held its stock. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend, then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our capital stock for the year to our stockholders in proportion to the amount that our total dividends, as determined for federal income tax purposes, paid or made available to our stockholders for the year bears to the total dividends, as determined for federal income tax purposes, paid or made available to holders of all classes of our capital stock for the year.

Retention of Net Capital Gains

We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for federal income tax purposes) would be adjusted accordingly, and a U.S. stockholder generally would:

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include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder’s income as long-term capital gain;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted tax basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

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in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations

Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of our stock and income designated as qualified dividend income, described in “—Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Common Stock

If a U.S. stockholder sells or disposes of shares of our common stock, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the U.S. stockholder’s adjusted tax basis in the shares. This gain or loss, except as provided below, will be a long-term capital gain or loss if the U.S. stockholder has held such common stock for more than one year. However, if a U.S. stockholder recognizes a loss upon the sale or other disposition of common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. stockholder received distributions from us which were required to be treated as long-term capital gains.

Tax Rates

The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain “capital gain dividends,” is currently 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” is currently 20%. However, dividends payable by REITs are generally not eligible for the 20% tax rate on qualified dividend income, except to the extent the REIT’s dividends are attributable to dividends received from taxable corporations (such as its TRSs) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year) or to dividends properly designated by the REIT as “capital gain dividends.” In addition, U.S. stockholders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income. As described above, for taxable years beginning before January 1, 2026, dividends that we distribute to non-corporate U.S. stockholders that are not designated as capital gain dividends or otherwise treated as qualified dividends generally will be eligible for a deduction equal to 20% of the amount of such dividends. Under final regulations recently issued by the Internal Revenue Service, in order to qualify for this deduction with respect to a dividend on our common shares, a shareholder must hold such shares for more than 45 days during the 91-day period beginning on the date which is 45 days before the date on which such shares become ex-dividend with respect to such dividend (taking into account certain special holding period rules that may, among other consequences, reduce a shareholder’s holding period during any period in which the shareholder has diminished its risk of loss with respect to the shares). Shareholders are urged to consult their tax advisors as to their ability to claim this deduction.

Medicare Tax on Unearned Income

Certain U.S. stockholders that are individuals, estates or trusts will be required to pay a 3.8% tax on “net investment income,” which includes, among other things, dividends on and gains from the sale or other disposition of shares. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of our common stock.

Information Reporting and Backup Withholding

We are required to report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s federal income tax liability, provided the required information is timely furnished to the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

Dividend income from us and gain arising upon a sale of our shares generally should not be unrelated business taxable income, or UBTI to a tax-exempt stockholder, except as described below. This income or gain will be UBTI, however, if a tax-exempt stockholder holds its shares as “debt-financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders that are social clubs, voluntary employee benefit associations or supplemental unemployment benefit trusts exempt from federal income taxation under Sections 501(c)(7), (c)(9) or (c)(17) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. We will not be a pension-held REIT unless (1) either (a) one pension trust owns more than 25% of the value of our stock, or (b) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts. Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of our stock.

Taxation of Non-U.S. Stockholders

The following discussion addresses the rules governing federal income taxation of the purchase, ownership and disposition of our common stock by non-U.S. stockholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of federal income taxation and does not address state, local or non-U.S. tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances. We urge non-U.S. stockholders to consult their tax advisors to determine the impact of federal, state, local and non-U.S. income tax laws on the purchase, ownership and disposition of shares of our common stock, including any tax return filing and other reporting requirements.

If you are a non-U.S. stockholder, this discussion further assumes that:

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you will not have held more than 10% of our common stock (taking into account applicable constructive ownership rules) at any time during the five-year period ending on the date on which you dispose of our common stock or receive distributions from us;

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our common stock is and will continue to be “regularly traded” on an established securities market located in the United States within the meaning of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, although there can be no assurance that this will continue to be the case; and

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that you are not a “qualified shareholder”, as defined in Section 897(k)(3)(A) of the Code, which describes certain partnerships and other collective investment vehicles that satisfy various recordkeeping, administrative and other requirements.

If you are a non-U.S. stockholder as to which any of these assumptions is not accurate, and in particular if you are a “qualified shareholder” within the meaning of FIRPTA, you should consult your own tax advisor concerning the tax consequence to you of sales of our stock and the receipt of dividends and other distributions from us.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our stock.

Distributions Generally

Distributions (including any taxable stock dividends) that are neither attributable to gains from sales or exchanges by us of U.S. real property interests, or USRPIs, nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business (and, if required by an applicable income tax treaty, the non-U.S. stockholder maintains a permanent establishment in the U.S. to which such dividends are attributable). Under certain tax treaties, however, lower withholding rates generally applicable to U.S. corporate dividends do not apply to dividends from a U.S. REIT. Foreign sovereigns and their agencies and instrumentalities may be exempt from such withholding taxes on REIT dividends under the Code, and pension funds and other tax-exempt organizations from certain countries may be exempt from such withholding taxes under an applicable tax treaty. Dividends that are treated as effectively connected with a U.S. trade or business will generally not be subject to withholding but will be subject to federal income tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. stockholders are subject to federal income tax. Any such effectively connected dividends received by a non-U.S. stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, we expect to withhold federal income tax at the rate of 30% on any distributions made to a non-U.S. stockholder unless:

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such non-U.S. stockholder is a pension fund or one of certain other organizations exempt from taxation in a home jurisdiction that has a bilateral tax treaty with the United States providing for an exemption from U.S. withholding tax on dividends;

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such non-U.S. stockholder is a foreign government or a foreign government’s agency or instrumentality not engaged in commercial activities, or a foreign governmental entity that is eligible for Section 892 of the Code and the applicable Treasury Regulations and eligible for exemption from U.S. withholding tax thereunder;

•	a lower treaty rate applies and the non-U.S. stockholder files with us an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced treaty rate; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that such distributions do not exceed the adjusted tax basis of the non-U.S. stockholder’s common stock, but rather will reduce the adjusted tax basis of such stock. To the extent that such distributions exceed the non-U.S. stockholder’s adjusted tax basis in such common stock, they will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. For withholding purposes, because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we expect to treat all distributions as made out of our current or accumulated earnings and profits for withholding purposes. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends

Distributions attributable to gain from the disposition of a USRPI will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. See “Taxation of Non-U.S. Stockholders—Distributions Generally.”

Distributions to a non-U.S. stockholder that do not arise from the disposition of a USRPI and that we properly designate as capital gain dividends generally should not be subject to federal income taxation, unless:

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the investment in our common stock is treated as effectively connected with the non-U.S. stockholder’s U.S. trade or business (and, if required by an applicable income tax treaty, the non-U.S. stockholder maintains a permanent establishment in the U.S. to which such dividends are attributable), in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a non-U.S. corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

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the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. stockholder will be subject to a 30% tax on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. stockholder (even though the individual is not considered a resident of the United States), provided the non-U.S. stockholder has timely filed U.S. federal income tax returns with respect to such losses.

Retention of Net Capital Gains

Although the law is not clear on the matter, it appears that amounts we designate as retained net capital gains in respect of the common stock held by stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions of capital gain dividends. Under this approach, the non-U.S. stockholders would be able to offset as a credit against their federal income tax liability their proportionate share of the tax that we paid on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax that we paid exceeds their actual federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, non-U.S. stockholders should consult their tax advisors regarding the taxation of such retained net capital gain.

Dispositions of Our Stock

Subject to the previously noted assumptions, if you are a non-U.S. stockholder, you generally will not be subject to U.S. federal income tax on the gain realized upon a sale of our common stock unless:

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your shares of our common stock are treated as being effectively connected with your U.S. trade or business (and, if a bilateral tax treaty applies, is attributable to a U.S. permanent establishment maintained by you) in which case you will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items; or

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you are a nonresident alien individual who is present in the United States for 183 days or more during the calendar year and certain other conditions are met, in which case you will be subject to a 30% tax on your capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by your U.S. source capital losses (even though you are not considered a resident of the United States), provided you have timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. stockholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. stockholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. stockholder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. stockholder is a United States person.

Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act, or FATCA

Withholding taxes may be imposed (at a 30% rate) on certain U.S. source payments made to “foreign financial institutions” and certain other non-U.S. entities. Under these withholding rules, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends to U.S. stockholders who own shares of our common stock through foreign accounts or foreign intermediaries and to certain non-U.S. stockholders. The withholding tax may be imposed on dividends on our common stock paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or certifies that it is exempt from such obligations or, (ii) the foreign entity that is not a financial institution either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution that is not otherwise exempt, it must either enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or, in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement these rules, comply with the revised diligence and reporting obligations of such intergovernmental agreement. Prospective stockholders should consult their tax advisors regarding FATCA.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to our tax treatment as a REIT and an investment in our common stock.

SELLING SECURITY HOLDERS

Information about selling security holders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment to the registration statement of which this prospectus forms a part or in filings we make with the SEC under the Exchange Act that are incorporated herein by reference.

PLAN OF DISTRIBUTION

We or any selling security holders may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents;

•	to or through underwriters, brokers or dealers;

•	through a combination of any of these methods; or

•	through any other method permitted by applicable law and described in a prospectus supplement.

In addition, the manner in which we and/or any selling security holders may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, any selling security holders, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Selling Security Holders

Selling security holders may offer our securities in one or more offerings, and if required by applicable law or in connection with an underwritten offering, pursuant to one or more prospectus supplements, and any such prospectus supplement will set forth the terms of the relevant offering as described above. To the extent our securities offered pursuant to a prospectus supplement or otherwise remain unsold, selling security holders may offer those securities on different terms pursuant to another prospectus supplement or in a private transaction. Sales by selling security holders may not require the provision of a prospectus supplement.

In addition to the foregoing, selling security holders may offer our securities at various times in one or more of the following transactions: through short sales, derivative and hedging transactions; by pledge to secure debts and other obligations; through offerings of securities exchangeable, convertible or exercisable for our securities; under forward purchase contracts with trusts, investment companies or other entities (which may, in turn, distribute their own securities); through distribution to its members, partners or shareholders; in exchange or over-the-counter market transactions; and/or in private transactions.

A selling security holder also may resell all or a portion of our securities that it owns in open market transactions in reliance upon Rule 144 under the Securities Act, or any other available exemption from required registration under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144 or such other available exemption, as applicable.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and/or selling security holders and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. We and/or selling security holders may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we and/or selling security holders will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

If we and/or any selling security holder offers securities in a subscription rights offering to our existing stockholders, we and/or any selling security holder may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We and/or any selling security holder may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we and/or any selling security holder does not enter into a standby underwriting agreement, we and/or such selling security holder may retain a dealer-manager to manage a subscription rights offering for us and/or such selling security holder.

We and/or selling security holders may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchasers for the period of their appointment. We and/or selling security holders may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and/or selling security holders and its compensation.

In connection with offerings made through underwriters or agents, we and/or selling security holders may enter into agreements with such underwriters or agents pursuant to which we and/or selling security holders receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us and/or selling security holders under these arrangements to close out any related open borrowings of securities.

Dealers

We and/or selling security holders may sell the offered securities to dealers as principals. We and/or selling security holders may negotiate and pay commissions, discounts, or concessions to dealers for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us and/or selling security holders at the time of resale. Dealers engaged by us and/or selling security holders may allow other dealers to participate in resales.

Direct Sales

We and/or selling security holders may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We and/or selling security holders may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We and/or selling security holders will enter into such delayed contracts only with institutional purchasers that we and/or selling security holders approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We and/or selling security holders may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than our common stock which is listed on the NYSE. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that any underwriter to whom we and/or selling security holders sell securities for public offering and sale could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the securities, other than our common stock, on any securities exchange or on an automated quotation system; any such listing with respect to any particular securities will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. The nature of these transactions, if any, will be described in the applicable prospectus supplement.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

LEGAL MATTERS

Certain legal matters, including certain tax matters, will be passed upon for us by Sidley Austin LLP, New York, New York. Venable LLP, Baltimore, Maryland, has issued an opinion to us regarding certain matters of Maryland law.

EXPERTS

The consolidated financial statements of Essential Properties Realty Trust, Inc. appearing in Essential Properties Realty Trust, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

$250,000,000

Essential Properties Realty Trust, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

BofA Securities

Barclays

Capital One Securities

Citigroup

Goldman Sachs & Co. LLC

Mizuho Securities

Stifel

SunTrust Robinson Humphrey

June 17, 2020